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                                                                     Exhibit 3.1


            CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS OF
                    THE 6% SERIES B CONVERTIBLE PREFERRED STOCK OF
                              UNAPIX ENTERTAINMENT, INC.


     Unapix Entertainment, Inc., a Delaware Corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors of the Company at a meeting thereof duly called and held on July 9, 1998, at which a quorum was present and acting throughout, duly adopted the resolutions attached as EXHIBIT 1 creating a series of 300 shares of Preferred Stock with a par value of $0.01 each and a stated value of $10,000 each to be designated "6% Series B Preferred Stock."

     IN WITNESS WHEREOF, Unapix Entertainment, Inc. has caused this certificate to be signed by its duly authorized officer this tenth day of July, 1998.


                                   UNAPIX ENTERTAINMENT, INC.


                                   By:
                                      ------------------------------------------
                                   David M. Fox, Chief Executive Officer


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                                      EXHIBIT 1
                 July 9, 1998 Board of Directors Resolutions Excerpt



          RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, acting for, on behalf of and in the name of the Company, to effect a private placement (the "Private Placement") of its Preferred Stock, substantially on the terms set forth on Exhibit A annexed hereto (the "Term Sheet"), with such changes thereto (including, without limitation, reductions in the conversion or exercise prices or modifications of the reset provisions relating thereto) as the officers shall determine to be necessary, desirable or appropriate, their execution or delivery of any documents, instruments or agreements with respect thereto to be conclusive evidence of such determination; and be it further

          RESOLVED, that the certificate attached hereto as Exhibit B1 representing the statements of rights preferences and designations of the Company's Series B Preferred Stock to be issued in connection with the Private Placement is hereby adopted in substantially the form as attached with such changes thereto as one or more officers of the Company may deem immaterial, desirable and appropriate to consummate the Private Placement (the "Certificate of Designation").


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                                     EXHIBIT B1



                               TERMS OF PREFERRED STOCK

          Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as 6% Series B Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 300 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS")); Each share of Preferred Stock shall have a par value of $.01 and a stated value of $10,000 (the "STATED VALUE").

          Section 2.     DIVIDENDS.

          (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 6% per annum, payable on a quarterly basis on March 31, June 30, September 30 and December 31 of each year during the term hereof (each a "DIVIDEND PAYMENT DATE"), commencing on June 30, 1998, in cash or shares of Common Stock (as defined in Section 7) at, subject to the terms and conditions set forth herein, the option of the Company. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 7), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Any dividends not paid on any Dividend Payment Date shall continue to accrue and shall be due and payable upon conversion of the Preferred Stock. A party that holds shares of Preferred Stock on a Dividend Payment Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Preferred Stock
subsequent to the applicable record date.   All overdue accrued and unpaid
dividends and other amounts due herewith shall entail a late fee at the rate of 15% per annum (to accrue daily, from the date such dividend is due hereunder through and including the date of payment). Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares held by each Holder. Payment of dividends on the Preferred Stock is further subject to the provisions of Section 5(c)(i). The Company shall provide the Holders notice of its intention to pay dividends in cash or shares of Common Stock not less than 10 Trading Days prior to the Dividend Payment Date for so long as shares of Preferred Stock are outstanding. If dividends are paid in shares of Common Stock, the number of shares of Common Stock issuable on account of such dividend shall equal the cash amount of such dividend on such Dividend Payment Date divided by the Conversion Price (as defined below) on such date.


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          (b) Notwithstanding anything to the contrary contained herein, the
Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if:

               (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to pay such dividends in shares of Common Stock;

                (ii)such shares are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the Holders and such transfer agent;

               (iii)the Common Stock is not then listed on the American Stock Exchange (the "AMEX") or on the New York Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market (each, a "SUBSEQUENT MARKET");

               (iv) the Company has failed to timely satisfy its conversion obligations hereunder (which failure shall not have been cured prior to the date of payment of such dividend); or

               (v) the issuance of such shares would result in the recipient thereof beneficially owning, as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the 'EXCHANGE ACT"), more than 4.999% of the then issued and outstanding shares of Common Stock.

               Payment of dividends hereunder in shares of Common Stock shall also be subject to the provisions of Section 5(a)(iii).

          (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock, except for repurchases effected by the Company on the open market, pursuant to a direct stock purchase plan or repurchase or redemption at an aggregate price for all such redemptions and repurchases of not more than $75,000 and/or up to 250,000 shares of Common Stock issued (in the case of redemption shares) to redeem Company warrants outstanding on the Original Issue Date, and except that the Company may make regularly scheduled dividend payments in respect of classes of preferred stock of the Company if the Company shall be in compliance with provisions of this Certificate of Designation and shall be current with respect to the payment of dividends hereunder.

          Section 3.     VOTING RIGHTS.   Except as otherwise provided herein
and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of all of the shares of the Preferred Stock then outstanding,(a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise PARI PASSU with or senior to the Preferred Stock, except for any series of Preferred Stock issued and sold in accordance with the Purchase Agreement, (d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Preferred Stock, or (f) enter into any agreement with respect to the foregoing.

          Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all due but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of Preferred Stock shall be distributed among the Holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Preferred Stock.

          Section 5.     CONVERSION.

          (a)(i) Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 5(a)(iii) hereof and Section 3.8 of the Purchase Agreement) at the Conversion Ratio (as defined in
Section 7) at the option of the Holder at any time and from time to time after the Original Issue Date, PROVIDED, that prior to the 180th day following the Original Issue Date conversions at the option of the Holder shall only be permitted at a Conversion Price greater than 101% of the Closing Price (as defined in Section 7). Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as EXHIBIT A (a "CONVERSION NOTICE"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

               (ii) Any outstanding shares of Preferred Stock not theretofore converted or redeemed on the second anniversary of the Original Issue Date (the "TERM") shall automatically be converted into shares of Common Stock at the Conversion Price then in effect; PROVIDED, that notwithstanding the foregoing, no such conversion shall occur unless (a) the Underlying Shares that would then be issuable upon such conversion could either be resold by the applicable Holder without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act or there is then an effective Underlying Securities Registration Statement (as defined in Section 7) covering such shares of Common Stock and (b) the Company has a sufficient number of authorized and unreserved shares of Common Stock to issue upon such conversion. Further, the number of shares of Preferred Stock that are subject to conversion pursuant to this section shall be limited to the number of Underlying Shares which may be issued upon such conversion at the prevailing Conversion Price in accordance with Rule 713 promulgated under the rules of the AMEX (or any successor provisions of same effect). Any shares of Preferred Stock which cannot be converted at the then Conversion Price as a result of such rule shall be subject to the provisions of
Section 5(a)(iii). Notwithstanding the foregoing or anything to the contrary contained herein, (x) if there shall have occurred a Triggering Event (as defined in Section 6) and the Holder shall not have required the Company to redeem all of the Preferred Stock held by such Holder, the Term shall be deemed extended by a number of days as equals the product of 1.5 and the number of days that such Triggering Event shall exist, and (x) if the Holder is requested to refrain from disposing of Underlying Shares under an Underlying Securities Registration Statement (which restriction the Company may not impose for a period of more than 90 days) following the execution by the Company after one year of the Original Issue Date of an underwriting agreement which provides for a firm commitment primary underwritten offering by the Company of Common Stock in excess of $10,000,000 (a "STANDSTILL"), the Term shall be deemed extended for a number days equal to the duration of the Standstill (which shall be in addition to any extension of the Term pursuant to clause (y) above). A Holder shall be under no obligation to Standstill as a result of underwriting arrangements entered into by the Company prior to the expiration of one year from the Original Issue Date.

               (iii) If on any Conversion Date (A) the Common Stock is listed for trading on the AMEX, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock, together with any shares of the Common Stock previously issued upon conversion of the shares of Preferred Stock and as payment of dividends thereon, would equal or exceed 20% of the number of shares of the Common Stock outstanding on the Original Issue Date (such number of shares as would not equal or exceed such 20% limit, the "ISSUABLE MAXIMUM"), and (C) the Company shall not have previously obtained the vote of shareholders (the "SHAREHOLDER APPROVAL"), if any, as may be required by the rules and regulations of AMEX (or successor entity) applicable to approve the issuance of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book or fair market value of the Common Stock, then the Company shall issue to the Holder so requesting a conversion a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the aggregate stated value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of Common Stock in excess of the Issuable Maximum, the Company shall have the option, exercisable by written notice to the Holders delivered within seven (7) days after the triggering Conversion Date, to perform under either of clause (2) or clause (3) below, in which case the payment of the Discount Equivalent or applicable Mandatory Redemption Amount, as the case may be, shall be made in full within seven (7) days after the date of such notice by the Company. If the Company fails to make an election pursuant to the immediately preceding sentence within the time period permitted by such sentence or, if it shall have timely elected to perform under either clause (2) or clause (3) and shall have failed to pay the full Discount Equivalent or Mandatory Redemption Amount thereunder within seven (7) days of such notice, then the converting Holder shall have the option to declare any such notice void AB INITIO and require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2)(i) issue and deliver to such Holder a number of shares of Common Stock as equals (x) the aggregate Stated Value of the shares of Preferred Stock tendered for conversion in respect of the Conversion Notice at issue but for which a conversion in accordance with the other terms hereof would result in an issuance of Common Stock in excess of the Issuable Maximum, divided by (y) the Initial Conversion Price (as defined below), and (ii) cash in an amount equal to the product of (x) the Per Share Market Value on the Conversion Date and (y) the number of shares of Common Stock in excess of such Holder's pro rata portion of the Issuable Maximum that would have otherwise been issuable to the Holder in respect of such conversion but for the provisions of this Section (such amount of cash being hereinafter referred to as the "DISCOUNT EQUIVALENT"), or (3) pay cash to the converting Holder in an amount equal to the Mandatory Redemption Amount (as defined in Section 7) for the number of Underlying Shares in or issuable upon such conversion in excess of the Issuable Maximum. If the Company fails to pay the Discount Equivalent or the Mandatory Redemption Amount, as the case may be, in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest thereon at a rate of 15% per annum to the converting Holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full.

          (b) (i) Not later than the latest to occur of (x) the third (3rd) Trading Day after any Conversion Date, (y) the second (2nd) Business Day after delivery to the Company of the shares of Preferred Stock tendered for conversion pursuant to a Conversion Notice or (z) the second (2nd) Business Day after receipt by the Company of a notice by a converting Holder that such certificates have been lost, stolen or destroyed which notice shall be accompanied by a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (such date, the "DUE DATE"), the Company will deliver to the Holder
(i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 5(a)(iii) and Section 3.8 of the Purchase Agreement), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected to pay accrued dividends in cash), and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1 (b) of the Purchase Agreement), representing such shares of Common Stock. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable Holder by the Due Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

               (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, by the Trading Day after the Due Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such third Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Further, if the Company shall not have delivered any cash due in respect of conversions of Preferred Stock or as payment of dividends thereon by the third (3rd) Trading Day after the Conversion Date, the Holder may, by notice to the Company, require the Company to issue Underlying Shares pursuant to Section 5(c), except that for such purpose the Conversion Price applicable thereto shall be the lesser of the Conversion Price on the Conversion Date and the Conversion Price on the date of such Holder demand. Any such Underlying Shares will be subject to the provision of this Section.

               (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, by the Trading Day after the Due Date, and if after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "BUY-IN"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the aggregate stated value of the shares of Preferred Stock for which such conversion was not timely honored. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate stated value of the shares of Preferred Stock, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

          (c)(i) The conversion price for each share of Preferred Stock (the "CONVERSION PRICE") in effect on any Conversion Date shall be the lesser of (a) 120% of the Closing Price (the "INITIAL CONVERSION PRICE") and (b) the average of the Per Share Market Values for two (2) Trading Days (which need not be consecutive Trading Days) during the ten (10) Trading Days prior to the date of the applicable Conversion Notice, which Per Share Market Values shall be chosen by the converting Holder, PROVIDED, that, except as otherwise set forth herein, the Conversion Price shall not be less than the Floor (as defined in Section 7); PROVIDED, HOWEVER, that, (a) if the Underlying Securities Registration Statement is not filed on or prior to the Filing Date (as defined in the Registration Rights Agreement), or (b) if the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Securities Registration Statement will not be "reviewed," or not subject to further review, or (c) if the Underlying Securities Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Original Issue Date, or (d) if such Underlying Securities Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term is defined in the Registration Rights Agreement), without being succeeded within 15 Trading Days by a subsequent Underlying Securities Registration Statement or post-effective amendment, as applicable, filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for more than five (5) consecutive Trading Days or seven (7) Trading Days in the aggregate, or (f) if the conversion rights of the Holders are suspended for any reason, or (g) if the Company is required to convene a shareholders meeting pursuant to Section 5(a)(iii) and fails to convene a meeting of shareholders within the time periods specified in Section 5(a)(iii) or does so convene a meeting of shareholders within such time period but fails to obtain Shareholder Approval at such meeting (any such failure or breach being referred to as an "EVENT," and for purposes of clauses (a) and (c) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clause (d) the date which such 15 Trading Day-period is exceeded, or for purposes of clause (e) the date on which such five (5) Trading Day period is exceeded, being referred to as "EVENT DATE"), the Company will pay to the Holder, in cash, as liquidated damages and not as a penalty, on the Event Date, 1.0% of the Stated Value of the shares of Preferred Stock then outstanding, and, on the 30th day after the Event Date, and on each 30 day anniversary of the Event Date thereafter, until the triggering Event is cured, 1.5% of the Stated Value of the shares of Preferred Stock then outstanding (for example, the cumulative liquidated damages under this Section for an Event cured on the 91st day following an Event Date shall equal 2.5% as of the 30th day following the Event Date, 4.0% as of the 60th day following the Event Date and 5.5% as of the 90th day following the Event Date).

               (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock (other than regularly scheduled dividend payments made on classes of preferred stock of the Company when the Company is in compliance with the provisions of this Certificate of Designation and shall be current with respect to the payment of dividends hereunder), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or
(d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

               (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Initial Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.

               (iv) If, other than pursuant to written obligations existing on the Original Issued Date or transactions closed prior to the Original Issue Date, (but not post-Original Issue Date amendments thereto) the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("COMMON STOCK EQUIVALENTS") entitling any Person (other than employees and officers of the Company) to acquire shares of Common Stock at a price per share less than the Conversion Price at such time, then the Conversion Price (for so long as it exceeds such price) and the Initial Conversion Price shall each be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price or Initial Conversion Price (as applicable), and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, provided, that for purposes hereof, all shares of Common Stock that are issuable upon exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued. No adjustment under this Section 5(c)(iv) shall be made in respect of Common Stock Equivalents (or derivative securities requiring the issuance thereof) outstanding as of the Series B Closing Date. However, upon the expiration of any right or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Conversion Price or Initial Conversion Price pursuant to this Section, if any such right or warrant shall expire and shall not have been exercised, the Conversion Price and Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price or Initial Conversion Price made pursuant to the provisions of this Section 5(c)(iv) after the issuance of such rights or warrants) had the adjustment of the Conversion Price or Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase of only that number of shares of the Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

               (v) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iv) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, HOWEVER, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, if the Holders of a majority in interest of the Preferred Stock dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "APPRAISER") selected in good faith by the Holders of a majority in interest of the shares of Preferred Stock then outstanding; and PROVIDED, FURTHER, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (vi) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

               (vii)     Whenever the Conversion Price is adjusted pursuant to
Section 5(c)(i),(ii),(iii),(iv), or (v) the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               (viii) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon conversion to receive such amount of securities, cash or property as a holder of the number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

               (ix) If (a) the Company shall declare a dividend (or any other distribution) on its Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock, (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

          (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable, subject to the legend requirements of
Section 3.1(b) of the Purchase Agreement.

          (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

          (f) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (g) Shares of Preferred Stock converted into Common Stock shall be canceled. The Company may not reissue any shares of Preferred Stock.

          (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer and General Counsel of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement, which may be altered as provided in the Purchase Agreement by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 7:00 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 7:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 6.     REDEMPTION UPON CERTAIN EVENTS.

     (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions or as payment of dividends hereunder and then held by the Holder and (B) the Per Share Market Value on the date such redemption is demanded or the date that is one Business Day prior to the date
that the redemption price hereunder is paid in full, whichever is greater.   If
the Company fails to pay the redemption price hereunder in full pursuant to this Section within twenty (20) days after the date of a demand therefor, the Company will pay interest thereon at a rate of 15% per annum, accruing daily from such twentieth (20th) day until the redemption price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof.

          A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgement, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

               (i) the failure of an Underlying Securities Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date;

               (ii) if, during the Effectiveness Period, the effectiveness of the Underlying Securities Registration Statement lapses for any reason such that, for five (5) consecutive Trading Days, or the Holder shall not be permitted to resell Registrable Securities under the Underlying Securities Registration Statement (other than in connection with a Standstill not exceeding 90 days and other than a Blackout Period as permitted pursuant to the Registration Rights Agreement);

               (iii) the failure of the Common Stock to be listed on the AMEX or on a Subsequent Market or the suspension of the Common Stock from the AMEX or on a Subsequent Market for a period of five (5) consecutive Trading Days or seven (7) Trading Days in the aggregate;

               (iv) the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 10th day after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any Preferred Stock in accordance with the terms hereof;

               (v) the Company shall be a party to any Change of Control Transaction, shall agree to sell (in one or a series of related transactions) all or substantially all of its assets (whether or not such sale would constitute a Change of Control Transaction) or shall redeem more than a de minimis number of shares of Common Stock or other Junior Securities (other than redemptions of Underlying Shares and other than as expressly permitted herein);

               (vi) an Event shall not have been cured to the satisfaction of the Holders prior to the expiration of thirty (30) days from the Event Date relating thereto (other than an Event caused by the failure of an Underlying Securities Registration Statement to be declared effective by the Effectiveness
Date);

               (vii) the Company shall fail for any reason to deliver the certificate or certificates required pursuant to Section 5(b)(iii) or the cash pursuant to a Buy-In within seven (7) days after notice is deemed delivered hereunder; or

               (viii) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder (in which case, notwithstanding anything herein to the contrary, if such failure is the only reason for such Event of Default, then the Company need not redeem Underlying Shares pursuant to clause
(ii) of the first sentence of Section 6(a) above).

          (b) If the Company requires a Standstill prior to the one year anniversary of the Original Issue Date, each Holder shall have the right to require the Company to redeem the shares of Preferred Stock held by such Holder at a redemption price equal to the sum of (i) 115% of the aggregate Stated Values of such Holders shares of Preferred Stock, (ii) the product of (A) the number of Underlying Shares issued in respect of conversions or as payment of dividends hereunder and then held by the Holder and (B) the Per Share Market Value on the date such redemption is demanded or the Trading Day prior to the date the redemption price hereunder is paid in full, whichever is greater and
(iii) all other amounts, costs, expenses and liquidated damages due in respect
of such shares of Preferred Stock.    If the Company fails to pay the redemption
price hereunder in full pursuant to this Section within twenty (20) days after the date of a demand therefor, the Company will pay interest thereon at a rate of 15% per annum, accruing daily from such seventh day until the redemption price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof.

           Section 7. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

          "CHANGE OF CONTROL TRANSACTION" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 50% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction, the holders of the Company's securities continue to hold at least 50% of such securities following such transaction or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

          "CLOSING PRICE" means the average closing sales price of the Common Stock as reported on the AMEX for the five (5) Trading Days immediately preceding the Original Issue Date.
          "COMMON STOCK" means the Company's common stock, $.01 par value, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "CONVERSION RATIO" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid late fees thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

          "FLOOR" mean 80% of the Closing Price, subject to adjustment pursuant to Section 5(c).

          "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Preferred Stock.

          "MANDATORY REDEMPTION AMOUNT" for each share of Preferred Stock means the sum of (i) the greater of (A) 130% of the Stated Value and all accrued dividends with respect to such share, and (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

          "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "PER SHARE MARKET VALUE" means on any particular date (a) the closing sales price per share of the Common Stock on such date on the AMEX or on such Subsequent Market on which the Common Stock is then listed or traded, or if there is no such price on such date, then the closing sales price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the AMEX or on a Subsequent Market, the closing sales price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and PROVIDED, FURTHER that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

          "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "PURCHASE AGREEMENT" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holder of the Preferred Stock.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holder of the Preferred Stock.

          "TRADING DAY" means (a) a day on which the Common Stock is traded on the AMEX or on a Subsequent Market, or (b) if the Common Stock is not listed on the AMEX or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and
(c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

          "UNDERLYING SECURITIES REGISTRATION STATEMENT" means a registration statement that meets the requirement of the Registration Rights Agreement and requires the resale of all Underlying Shares by the recipient thereof, who shall be named as a "selling stockholder" thereunder.

          "UNDERLYING SHARES" means, collectively, the shares of Common Stock into which the Shares are convertible and the shares of Common Stock issuable upon payment of dividends thereon in accordance with the terms hereof.

                                      EXHIBIT A

                                 NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 6% Series B Convertible Preferred Stock indicated below, into shares of Common Stock, $.01 par value (the "COMMON STOCK"), of Unapix Entertainment, Inc. (the "COMPANY") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                         Date to Effect Conversion


                         Number of shares of Preferred Stock to be Converted


                         Number of shares of Common Stock to be Issued


                         Applicable Conversion Price


                         Signature







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